UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 16, 2007

Date of report (Date of earliest event reported)

Valmont Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-31429	47-0351813
(Commission File Number)	(IRS Employer Identification No.)

One Valmont Plaza
Omaha, NE	68154
(Address of Principal Executive Offices)	(Zip Code)

(402) 963-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On December 17, 2007, the Valmont Board of Directors, upon recommendation of the Compensation Committee, established fiscal 2008 base salaries for the five executive officers named in the 2007 proxy statement (the “Executive Officers”): Mogens Bay, $880,000; Terry McClain, $416,000; Robert Meaney, $325,105; Mark Jaksich, $223,218; and Mark Treinen, $214,633.

The Compensation Committee on December 16, 2007 granted stock options to the Executive Officers as follows: Mr. Bay, 43,400 stock options; Mr. McClain, 11,200 stock options; Mr. Meaney, 3,600 stock options; Mr. Jaksich 2,300 stock options; and Mr. Treinen, 1,120 stock options. The Compensation Committee on December 17, 2007 granted 10,000 shares of restricted stock to Mr. Bay. The restricted share and stock option grants were made pursuant to the stockholder-approved Valmont 2002 Stock Plan. The stock options are exercisable at market price on the grant date, have a term of seven years, and vest beginning on the first anniversary of the grant in equal amounts over three years. The restricted shares vest if the executive’s employment terminates upon death, disability or normal retirement on or after age 62, upon involuntary termination prior to age 62 without cause, or upon a change of control of the company. Dividends are paid on restricted shares.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On December 17, 2007, the Valmont Board of Directors approved an amendment to the company bylaws. The bylaw amendment enables the company to participate in a Direct Registration System administered by the Depository Trust Company. The Direct Registration System allows investors to have securities registered in their names without the issuance of physical certificates. The amendment took effect upon adoption by the Board of Directors.

A copy of the amended bylaws is attached as Exhibit 3.1 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 3.1 Bylaws, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valmont Industries, Inc.

Date: December 19, 2007

By: /s/ Terry J. McClain
Name: Terry J. McClain
Title: Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Bylaws, as amended